Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-280024-01) on Form S-3 of our reports dated February 17, 2026, with respect to the consolidated financial statements of Kite Realty Group, L.P. and subsidiaries and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Chicago, Illinois
February 17, 2026